EXHIBIT 99.1

News Release

Nextel Partners, Inc.
4500 Carillon Point
Kirkland, WA 98033
(425) 576-3600

Contacts:

Investors:  Alice Kang Ryder  (425) 576-3696

Media: Susan Johnston (425) 576-3617

Nextel Partners CEO Confirms Strong Operational Trends

Nextel Partners Expects to Achieve 2003 Guidance

PHOENIX –  January 6, 2004 - Speaking at the Smith Barney Citigroup Entertainment, Media and Telecommunications Conference today, Nextel Partners, Inc. (NASDAQ: NXTP) Chairman, CEO and President, John Chapple, will inform investors of the company’s strong operational trends and will reaffirm its full-year 2003 guidance.  Chapple will state that Nextel Partners fully expects to achieve the full-year 2003 guidance which was previously provided on the company’s third quarter 2003 earnings call on October 22, 2003.

“Our preliminary results for 2003 indicate that Nextel Partners achieved its objectives for 2003, which we continuously revised upward throughout the year,” said Chapple.  “We look forward to announcing our 2003 full year results in greater detail and providing guidance for 2004 in February.”

A live audio simulcast of Chapple’s presentation, which begins today at 12:15pm EST/10:15am MST, will be available via Nextel Partners’ website at www.nextelpartners.com.  To listen to the presentation, please visit the company’s website at least fifteen minutes early to register, download, and install any necessary audio software.

Nextel Partners, Inc. (NASDAQ: NXTP), based in Kirkland, Wash., has the exclusive right to provide digital wireless communications services using the Nextel brand name in 31 states where approximately 53 million people reside.  Nextel Partners offers its customers the same fully integrated, digital wireless communications services available from Nextel Communications (Nextel) including digital cellular, text and numeric messaging, wireless Internet access and Direct ConnectSM digital walkie-talkie, all in a single wireless phone.  Nextel Partners customers can seamlessly access these services anywhere on Nextel’s or Nextel Partners’ all-digital wireless network, which currently covers 293 of the top 300 U.S. markets.  To learn more about Nextel Partners, visit www.nextelpartners.com.  To learn more about Nextel’s services, visit www.nextel.com.

Matters and subject areas discussed in this press release that are not historical or current facts are forward-looking and deal with potential future circumstances and developments, including our expectations regarding our operational performance.  The discussion of such matters and subject areas is qualified by the inherent risks and uncertainties surrounding future expectations generally, and also may materially differ from Nextel Partners’ actual future experience involving any one or more of such matters and subject areas.  Nextel Partners has attempted to identify, in context, certain of the factors that it currently believes may cause actual future experience and results to differ from Nextel Partners’ current expectations regarding the relevant matter or subject area.  Such risks and uncertainties include the economic conditions in our targeted markets, performance of our technologies, competitive conditions, customer acceptance of our services, the completion of our network build-out, access to sufficient capital to meet operating and financing needs and those additional factors that are described from time to time in Nextel Partners’ reports filed with the SEC, including Nextel Partners’ annual report on Form 10-K for the year ended December 31, 2002 and its subsequent quarterly filings on Form 10-Q.  This press release speaks only as of its date, and Nextel Partners disclaims any duty to update the information herein.

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